UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2017

ATHENEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38112	43-1985966
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Main Street, Suite 600, Buffalo, New York	14203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 427-2950

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 1.01	Entry into a Material Definitive Agreement.

On September 4, 2017, the New York State Urban Development Corporation d/b/a Empire State Development (the “ESD”) and Athenex, Inc. (the “Company”) entered into a Grant Disbursement Agreement (the “Agreement”) whereby the State of New York will grant up to $200 million, plus any additional funds available from a previous $25 million ESD grant, to the Company (the “Grant”) to fund the construction of a new, approximately 315,000 square foot pharmaceutical manufacturing facility (the “Facility”) in Dunkirk, New York. The funds will be deposited in four installments of up to $50 million each into an ESD held account. Actual disbursement of such funds to the Company will occur as the Company submits appropriate documentation verifying that expenditures on the project have been incurred.

The Grant for the Facility is in connection with the previously disclosed Agreement for Medical Technology Research, Development, Innovation, and Commercialization Alliance between the Company and Fort Schuyler Management Company, a not-for-profit corporation organized by the State of New York (“FSMC”), dated May 21, 2015, as amended (the “Alliance Agreement”). Pursuant to the Alliance Agreement, FSMC agreed to fund the costs of construction of the Facility, up to an amount not to exceed $225 million, and shall retain ownership of the Facility and the equipment purchased with Grant funds. The Company is entitled to lease the Facility and all equipment purchased with Grant funds at a rate of $1.00 per year for an initial 10-year term, and for the same rate if the Company elects to extend the lease for an additional 10-year term. The Company is responsible for all operating costs and expenses for the Facility. In exchange, the Company committed to spending $1.52 billion on operational expenses in the Facility in its first 10-year term, and an additional $1.50 billion on operational expenses if the Company elects to extend the lease for a second 10-year term. Under the Alliance Agreement, the Company also committed to hiring 450 permanent employees within the first five years at the Facility.

The Company must complete the construction of the Facility in accordance with the final plans and specifications approved in writing by ESD and must maintain its business operations at the Facility for a minimum of ten years after its completion. The Agreement may be subject to termination if ESD and FSMC perform their obligations under the Agreement and the Company does not attain and or maintain certain levels of employment or spending for specified periods of time. In such event and in accordance with the Alliance Agreement, any potential liability of the Company would be capped at the amount of actual ESD spending on the Facility times the percentage of required Company spending not yet incurred by the Company.

Pursuant to the terms of the Agreement, ESD may terminate the Agreement if an Event of Default (as defined below) is not cured by the Company within ten days after ESD notifies the Company of such Event of Default. If such Event of Default is pursuant to (i), (ii), or (iv) below and it cannot be reasonably cured within such 10-day period, provided that the Company begins their efforts within the initial 10-day period, the Company has 90 days to cure such Event of Default. Upon termination of the Agreement due to an Event of Default, ESD may withhold any portion of the Grant not disbursed to the Company. If ESD determines that any Grant proceeds had previously been released based upon fraudulent representations or willful misconduct by the Company, ESD may require repayment by the Company of any portions of the Grant previously disbursed to the Company.

An “Event of Default” is defined as, among other things, (i) the failure to perform or observe any obligation or covenant of the Agreement to the reasonable satisfaction of ESD and within the time frames established by the Agreement, (ii) the failure of the Company to comply with any request for information by ESD, (iii) any false statement or the omission to state any material fact in or in connection with the Agreement or the Grant, (iv) failure of the Company to meet the minimum employment goals or investment goals in any material respect, (v) any Company default under any other agreement with ESD, (vi) any manifestation by the Company of an intention to terminate business operations and/or restructure, under the terms of any bankruptcy or insolvency statute or law, the Company’s business at the Facility, or (vii) if the number of Full-Time Permanent Employees, as that term is defined in the Agreement, that are employed at the Facility as of the last payroll date of any quarter is less than fifty percent (50%) of the number required in the Agreement.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement which will be filed with the Company’s Form 10-Q for the quarter ending September 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENEX, INC.

Date: September 8, 2017	/s/ J. Nick Riehle
	Name:	J. Nick Riehle
	Title:	Chief Financial Officer